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[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                                                     EXHIBIT 5.1

                                January 11, 2001

Tripath Technology, Inc.
3900 Freedom Circle
Santa Clara, CA 95054

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 11, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 2000 Stock Plan (as to 11,322,911 shares) and the 2000 Employee Stock Purchase Plan (as to 500,000 shares), (collectively, the "Plans" and the "Shares" as appropriate). As legal counsel for Tripath Technology Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

         It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation



                                        /s/ WILSON SONSINI GOODRICH & ROSATI